UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): May 15, 2006
                                                            ------------


                            CIRCUIT CITY STORES, INC.
                           --------------------------
             (Exact name of registrant as specified in its charter)

                                    Virginia
                         (State or other jurisdiction of
                         incorporation or organization)

  001-05767                                                   54-0493875
  ---------                                                   ----------
 (Commission                                               (I.R.S. Employer
  File No.)                                               Identification No.)

                  9950 Mayland Drive, Richmond, Virginia 23233
               (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code: (804) 527-4000
                                                           --------------

                                       N/A
      (Former name or former address, if changed since date of last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:


Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))




                            SECTION 7 - REGULATION FD

Item 7.01  Regulation FD Disclosure.

On May 15, 2006, Circuit City Stores, Inc. (the Company) announced that it would make two revisions to its results for the three months and fiscal year ended February 28, 2006, as reported in the Company's press release dated April 12, 2006.

The first revision is a $2.4 million, or 2 cents per share, increase in net earnings from continuing operations. Imputed interest on financing arrangements under sale-leaseback accounting had been incorrectly classified as rent expense rather than interest expense. The change reduced selling general and administrative expenses by $4.9 million and increased interest expense by $1.1 million. The $3.8 million difference was capitalized as a part of assets constructed for the Company's use.

The second revision is an increase in the after-tax loss from discontinued operations of $2.1 million, or 1 cent per share, due to a change in the estimated value of assets held for sale determined subsequent to the April 12, 2006 release.

The net impact of these two revisions is an increase of $0.3 million in net earnings, or 0 cents per share. These revisions will be reflected in the Company's financial statements for the fiscal year ended February 28, 2006, which will be filed with the Securities and Exchange Commission as part of the Company's Annual Report on Form 10-K.




                                    Signature

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                            CIRCUIT CITY STORES, INC.



Date:  May 15, 2006        By:      /s/Reginald D. Hedgebeth
                                    --------------------------------------------
                                    Reginald D. Hedgebeth
                                    Senior Vice President, General Counsel and
                                    Secretary